Exhibit 10.23

Agreement Terms and Conditions

Lessor (Landlord)	Ollie Co., Ltd.

Lessee (Tenant)	Mediasite Co., Ltd.

	Section	Related Art.	Summary
(1)	Leased Property	Art. 1	Name	Mori Kaikan (referred to below as the “Building”)
			Location (Listed Address)	1-11-5 Kudankita, Chiyoda Ward, Tokyo
			Location (Listed Parcel)	1-18-3,20,28 Kudankita, Chiyoda Ward, Tokyo
			Building No.	18-3-2
			Construction	Steel reinforced concrete flat roof 1 basement floor, 8 above-ground floors
			Contracted Area	3rd Floor, 358.14 m2

(2)	Intended Use and Application	Art. 2	Intended Use (Application): Office space

(3)	Lease Term	Art. 3	September 1, 2011 to August 31, 2013 Contract term after renewal is for 2 years

(4)	Renewal fee	Art. 19	None

(5)	Rent	Art. 4	Total monthly payment: JPY 1,706,355 (Breakdown – Rent: JPY 1,625,100; Consumption tax: JPY 81,255) (Base price per tsubo not including tax: JPY 15,000)

(6)	Common Area Charges	Art. 4	Total monthly payment: JPY 455,028 (Breakdown – Common area charges: JPY 433,360; Consumption tax: JPY 21,668) (Base price per tsubo not including tax: JPY 4,000)

(7)	Rent Start Date	Art. 4	April 1, 2012

(8)	Common Area Charges Start Date	Art. 4	September 1, 2011

(9)	Security Deposit	Art. 6	JPY 13,000,800 (equivalent to 8 months rent, excluding tax)

(10)	Cancellation Notification Period (Landlord)	Art. 18	Landlord: 6 months in advance

(11)	Cancellation Notification Period (Tenant)	Art. 18	Tenant: 6 months in advance

(12)	Rent Payment Due Date	Art. 5	End of each month (if falling on a banking holiday, the first business day prior)

(13)	Bank Transfer Account Information	Art. 5	Mitsui-Sumitomo Bank, Main Branch Business Division (ordinary) account number 4724590 Account Holder: Real Estate Trustee Sumitomo Trust Bank Limited Mori Kaikan Account

(14)		Specific Terms and Conditions

1.      The Tenant shall accept the following terms and conditions.

(i)     The building is a trust property that is owned by Sumitomo Trust Bank Limited (referred to below as the “current owner”); the Landlord shall lease the building based on a master lease agreement (referred to below as the “master lease”) that it has entered into with the Owner; and the Tenant shall sublease the Building from the Landlord based on the Agreement.

(ii)    Only the Landlord is responsible for returning the security deposit (referred to below as the “security deposit”), placed in escrow with the Landlord by the Tenant in accordance with the Agreement, to the Tenant; the current owner and other third parties are not under obligation to reimburse the security deposit; and the Tenant shall not make any attempt to claim reimbursement of this debt from any third party, including the current owner, except for the Landlord.

(iii)  In the event that the master lease is terminated, the current owner or the party who has newly leased the Building as a whole from the current owner (referred to below as the “new master tenant”), shall succeed the Landlord as the lessor in this Agreement without recourse, and the current owner or the new master tenant shall also take on, without recourse, the obligation to reimburse the security deposit from the lessor.

(iv)   The Tenant shall only use the leased property (defined in Art. 1) in accordance with the regulations under the Building Standards Act and other statutes and for the intended use indicated in Section (2) of this Agreement.

2.      In the event that the Agreement is canceled according to Art. 16 after its execution date and before August 31, 2013, in addition to the amount defined in Art. 17, the Tenant shall pay JPY 11,375,700 (excluding consumption tax) to the Landlord as a penalty. However, this does not preclude claims by the Landlord against the Tenant for damages.

3.      In the event that the Tenant cancels within the period defined in Art. 18, Par. 1, and before August 31, 2013, the Tenant shall pay JPY 11,375,700 (excluding consumption tax) to the Landlord as a penalty. However, this does not preclude claims by the Landlord against the Tenant for damages.

4.      After the execution date of the Agreement, in the event that the Tenant immediately cancels as defined in Art. 18, Par. 2, and before August 31, 2013, in addition to the amount defined in Art. 18, Par. 2, the Tenant shall pay JPY 11,375,700 (excluding consumption tax) to the Landlord as a penalty. However, this does not preclude claims by the Landlord against the Tenant for damages.

5.      After the execution date of the Agreement, in the event that the Tenant cancels or proposes cancellation before November 30, 2011, regardless of what is defined in the Specific Terms and Conditions, and in addition to the amount defined in Art. 18, Par. 1 or Par. 2, the Tenant shall pay JPY 4,875,300 (excluding consumption tax) to the Landlord as a penalty, and the starting date for rent defined in Art. 4 shall become December 1, 2011. In addition, this does not preclude claims by the Landlord against the Tenant for damages.

Article 1	(Leased Property)

The Landlord offers for lease to the Tenant, and the Tenant accepts, the leased property (referred to below as the “leased space”) indicated in Section (1) of the agreement summary according to the terms defined in the Agreement.

Article 2	(Intended Use)

The Tenant may only use the leased space for the intended use and application indicated in Section (2) of the agreement summary.

Article 3	(Lease Term)

The lease term is indicated in Section (3) of the agreement summary.

Article 4	(Rent, Common Area Charges, Fees and Consumption Tax)

1.	The rent is indicated in Section (5) of the agreement summary.

In addition, the starting date for rent is indicated in Section (7) of the agreement summary.

2.	The common area charges are indicated in Section (6) of the agreement summary.

In addition, the starting date for common area charges is indicated in Section (8) of the agreement summary.

3.	The Tenant shall pay for electricity, water and other tenant-owed fees that correspond to use by the leased space based on invoicing from the Landlord.

4.	The Tenant shall pay the consumption tax owed on the payments indicated in the previous paragraph, as well as other consumption taxes (referred to below together as the “consumption taxes”) . In addition, if there is a change in the consumption tax rate during the Agreement term, the Tenant provides its prior approval to the automatic adjustment of the consumption tax rate retroactive to the date of the change, and to pay the consumption taxes at the post-change rate for rents after that point.

Article 5	(Method of Payment)

The Tenant shall pay the rent, common area charges, miscellaneous fees and consumption taxes related to these by the payment date indicated in Section (12) of the agreement summary for the following month, by means of bank transfer to the financial institution account indicated by the Landlord in Section (13) of the agreement summary. In addition, the Tenant shall pay the bank transfer fees.

Article 6	(Security Deposit)

1.	Upon entering into this Agreement, the Tenant shall place in escrow with the Landlord the amount indicated in Section (9) of the agreement summary as a security deposit, to ensure the execution of the Tenant’s obligations to the Landlord based on Arts. 8 and 20, and the obligations based on the Agreement and associated agreements that have been entered into.

2.	Upon termination of the Agreement, when the Tenant has fully vacated the leased space and after the security deposit has been applied to the Tenant’s obligations, if there is a remaining balance, the Landlord shall return to the Tenant that remaining balance 3 months, calculated from the date following the date the premises were vacated.

3.	The security deposit shall not bear interest.

4.	The Tenant may not claim offsets against its rights to return of the security deposit for any obligations it has towards the Landlord.

5.	The Tenant may not assign, pledge or otherwise dispose its claim to the security deposit refund.

6.	In the event that the Tenant is late in the payment to the Landlord of its monetary obligations or obligations for damages, the Landlord may apply all or part of the security deposit to cover those payments without notification.

7.	In the event that, in accordance with the previous paragraph, the Landlord applies the security deposit to cover the Tenant’s obligations, the Landlord shall notify the Tenant of its actions, and the Tenant must replenish the security deposit for the corresponding amount within 5 business days from the date on which it received this notification.

8.	In the event that the rent amount is increased or decreased, the security deposit shall also change to the amount as defined in Section (9) of the agreement summary as it corresponds to the revised rent, and the Landlord or Tenant shall make the additional deposit or settlement of the difference from the original security deposit within the designated period.

Article 7	(Revision of Lease Terms and Conditions)

1.	The Landlord and the Tenant may revise the rent and the common area charges after joint consultation when the Agreement is renewed.

2.	Notwithstanding the previous paragraph, in the event that there is a surge in prices, significant increases in the rents of neighboring land and buildings or taxes for land and buildings, or fluctuations of other economic circumstances, or in the event that remodeling or renovation has been performed on the building or the leased space, the rent and common area charges may be revised after joint consultation by the Parties.

Article 8	(Interior Fixture, Facilities and Construction)

1.	In the event the Tenant intends to carry out the types of construction indicated below (referred to below as the “Construction”), the Tenant must request prior written consent from the Landlord (referred to below as the “Construction Approval Request and Written Approval Form”), receive prior written approval from the Landlord, and shall order the Construction work from a party allowed or designated by the Landlord. All expenses required by the Construction shall be paid by the Tenant. In addition, even in the event that the Landlord gives its prior written consent for the Construction, the Tenant shall make every effort to ensure that when the Construction is being carried out that the Landlord, the trust beneficiaries that hold the Building as a trust property (referred to below as “Beneficiaries”), and other Building tenants are not disturbed; and in the event that the Landlord, the Beneficiaries or a third party suffer damages related to the Construction, the Tenant must indemnify the associated damages.

(1)	Addition, renovation, removal, modification, replacement, or other changes to original state of internal fixtures and other equipment

(2)	Display of company name sign or other signs

(3)	Replication of keys

2.	The Construction shall be performed within the lease term.

3.	In the event that the Tenant carries out the Construction without having obtained the Landlord’s prior written consent by means of the Construction Approval Request and Written Approval Form, or if the Tenant carries out the Construction deviating from the specifications or plans approved by the Landlord, the Landlord may suspend the Construction or demand restoration to its original state, and the Tenant must comply with this. In the event that the Tenant does not comply, the Landlord may carry out construction to return the premises to their original state, and the Tenant shall approve this. In addition, any expenses related to the suspension of work or the restoration shall be paid by the Tenant, and in the event that the Landlord incurs damages, it may claim compensation for damages.

4.	Ownership of internal fixtures and other equipment added or installed by the Tenant shall be attributed to the Tenant. However, ownership sections that would be difficult to separate from the main structure of the Building or that would affect the main structure shall be transferred to the landlord upon termination of the lease.

5.	Taxes levied against internal fixtures and other equipment added or installed by the Tenant shall be paid by the Tenant regardless of the registered name and address.

Article 9	(Tenant’s Management Responsibilities)

1.	The Tenant must manage the leased spaces at its own risk and expense, and must treat the entrance, corridors and shared areas with the care of good administrator. In addition, it is assumed that all operational management of the leased spaces shall be handled at the Tenant’s expense.

2.	The Tenant may not perform the following acts within the Building.

(1)	Bring in heavy loads, highly flammable goods, items with strong odors, or other hazardous materials, or actions that are otherwise harmful relating to building storage

(2)	Other acts that disturb the Landlord or other tenants

3.	After receiving a delivery in the leased space, the Tenant shall comply with the Building Standards Act, the Fire Service Act and other laws and regulations that apply to the Tenant or the Building as they relate to the leased space. In the event that the Landlord deems it necessary to perform any legally corrective construction on the leased space, or there is a revision to relevant laws and regulations, or there is an administrative directive by a regulatory agency, the Tenant shall make these corrections at its own risk and expense.

Article 10	(Compensation for Damages)

In the event that the Tenant, its representatives, employees, contractors or clients (referred to below collectively as the “Tenant and its parties”) intentionally or negligently cause personal or physical damage (including breakdowns and failures) to the Building, the Landlord, the Beneficiaries, other tenants or third parties (referred to below collectively as the “Landlord and its parties”), the Tenant shall notify the Landlord of this immediately and shall compensate all damages suffered by the Landlord and its parties.

Article 11	(Repairs)

1.	In the event that there are locations that require repairs for damages, or damage occurs to the leased space or building fixtures or equipment, the Tenant shall notify the Landlord of this in writing immediately.

2.	Upon notification according to the previous paragraph, the Landlord shall make repairs that it determines are necessary for the maintenance and preservation of the Building, and the Landlord shall also perform repairs it deems necessary even when not notified by the Tenant, which the Landlord shall perform at its own expense. In the case of these repairs, the Tenant shall cooperate as much as possible with the Landlord so as not to impede this repair work. In this case, even in the event that the Tenant is prevented or restricted from using all or part of the leased space, or forced to go without any services, the Tenant shall accept this and shall not make any monetary or in kind claims for damage compensation against the Landlord.

3.	Notwithstanding what is stipulated in the preceding paragraph, the Tenant shall pay for the following repairs.

☐	Repair and replacement of glass, including leased space windows and doorways, lighting fixtures, switches and outlets, and accessories. Except in cases where they cannot be attributed the Tenant.

☐	Painting, re-covering and other small repairs for leased space interior floors, walls and ceilings.

☐	Repair of intentional or negligent damage caused by the Tenant and its parties.

☐	Repairs related to fixtures or equipment belonging to the Tenant.

4.	In the event that the Tenant performs repairs of fixtures or equipment installed in the leased space according to Art. 8, even at its own expense, it must first obtain prior written consent from the Landlord regarding the method of those repairs. However, in the event of an emergency, it must obtain Landlord consent as soon as possible after the fact.

5.	In the event that the Landlord deems it necessary to carry out any corrective construction required by law, if there has been a revision to related laws and regulations, or if an administrative directive has been received from regulatory authorities, the Tenant may not object and must provide its full cooperation for Building construction or for repairs, renovations, or remodeling work that the Landlord performs. In this case, when the Tenant is prevented or restricted from using all or part of the Building’s common areas, or forced to go without any services due to the carrying out of such construction, the Tenant shall accept this and shall not make any monetary or in kind claims for damage compensation against the Landlord.

Article 12	(Compliance with Building Regulations)

The Tenant shall comply with the building regulations stipulated by the Landlord and with the regulations necessary for the management of the building that the Landlord has reported to the Tenant, and must ensure compliance by the Tenant’s employees, contractors and the like.

Article 13	(Prohibitions)

In addition to the items stipulated in attachments to the Agreement, the Tenant may not perform the actions stipulated in the following list. However, these shall not apply if prior written consent is obtained from the Landlord.

(1)	Assignment in whole or in part to a third party of lease rights, or use of these as collateral.

(2)	Subletting or allowing to use some or all of the leased space to or by a third party.

(3)	Allowing a third party to use some or all of the leased space, regardless of assignment of business rights, delegation of management, joint management or any other nominal reason, allowing the leased space to be used as a residence, or allowing the display of an occupant name other than that of the Tenant.

(4)	The installation of telephone or fax lines in the leased space in a name other than that of the Tenant.

(5)	Placing articles in the Building’s common areas, or using or occupying the Building’s common areas.

(6)	Use other than the intended use and application indicated in Section (2) of the agreement summary.

(7)	Bringing or raising animals in the Building.

Article 14	(Notification Obligations)

In the event that any of the following items apply, the Tenant shall notify the Landlord in writing within 7 days of the date of change.

(1)	When there has been a change to the Tenant’s commercial registration, branch name, address, contact address, registered address, leased space management supervisor, or representative.

(2)	When there has been a significant change to the Tenant’s capital structure.

Article 15	(Access)

The Landlord or its appointee may enter the leased space after advanced notice to the Tenant when the Landlord has requested to do so in order confirm the intended use from Art. 2, or for reasons such as building safety, security, pest control, fire prevention. However, in the event that emergency repairs to the building are needed, and the Landlord is unable to notify the Tenant in advance, the Landlord may enter the leased space without notifying the Tenant in advance, in which case the Landlord shall report this to the Tenant as soon as possible after the fact.

2.	The Tenant may not refuse access by the Landlord or its appointee, as defined in the previous paragraph, without reasonable justification.

Article 16	(Agreement Cancellation)

In the event that any of the following items apply to the Tenant, the Landlord may cancel the Agreement without any notification, and the Tenant must vacate the leased space immediately. In these cases, the Landlord will not obtain prior consent from the Tenant, and the Tenant gives its prior consent for the Landlord to cancel supply of electricity and water, replace locks on the leased space, and take measures to prevent use of the leased space.

(1)	If rent, common area charges, additional security deposit or other liabilities are in arrears for 2 months or more.

(2)	Upon breach of one of the terms and conditions of the Agreement or a contract concluded in association with the Agreement

(3)	Upon having its banking transactions suspended.

(4)	Upon receiving a petition to for provisional seizure, attachment, compulsory execution or auction, or upon initiating or receiving a petition to open bankruptcy, civil rehabilitation, corporate reorganization, special liquidation, or other proceedings of this type.

(5)	When the leased space has not been in continuous use for 2 or more months without justifiable reason.

(6)	Upon revocation of a business license, stoppage of business or being subject to another such government provision.

(7)	If the Tenant performs acts contrary to public order, or significantly antisocial acts.

(8)	In the event that the Landlord determines that a situation has arisen that would make continuation of the Agreement difficult, such as due to a merger or the occurrence of significant changes to the Tenant including to its assets, credit, organization or business purpose.

(9)	If there have been false statements in the Agreement or in the lease occupancy application, or the leased space has been otherwise occupied under false pretenses.

(10)	If it is found that the Tenant is a company or individual associated with an organized crime group or other violent organization.

(11)	If it is found that a representative of the Tenant, a party having significant managerial control, or the individual Tenant, is a member or quasi-member of an organized crime group or other violent organization.

(12)	Upon the posting of business cards, name plates, names, signs, crests or light banks that would suggest the presence of an organized crime group or other violent organization within the Building.

(13)	If an organized crime group member or quasi-member is residing in the leased space.

(14)	If members or quasi-members of an organized crime group or other violent organization continue to repeatedly enter and exit the Building.

(15)	In the event that the Tenant’s officers, employees or related parties commit crimes in or around the Building such as the illegal possession of stimulants or firearms, or violations of the act relating to regulating the control and operation of the sex business, prostitution and gambling (Law No. 122 of 1948, as amended; referred to below as the Law Regulating Adult Entertainment Business (LRAEB)), are charged with assembling with dangerous weapons, are imprisoned, or commit property damage, extortion, intimidation, injury or violence.

(16)	When occupants, administrators, visitors or neighborhood residents are troubled, discomforted or feel unsafe due to the rude or violent attitude, words or deeds framed by the power of an organized crime group or other violent organization in or around the Building.

(17)	If the Tenant has a relationship with an organized crime group, a violent organization or similar persons related to these, or the leased space is shared with these types of person as a shared contact communications location.

(18)	If it is found that the Tenant is a person to which any of the following items apply.

(i)	A person who belongs to an organization that has been punished under the law relating to the control of groups have committed indiscriminate mass murder (Law No. 147 of 1999, as amended), or someone who has done business with these people.

(ii)	A person who has carried out a sex business as defined in Art. 2, Par. 1 of the LRAEB, a specific sex-related business as defined in Art. 2, Par. 5 of the LRAEB, or a service related to these, or someone who intends to use the leased space for such purposes.

(iii)	A person who has carried out or is suspected of carrying out the collection or concealment of criminal proceeds as defined in the law related to the control of criminal proceeds and punishment of organized crime (Law No. 136 of 1999, as amended), or someone who is transacting with such persons.

(iv)	A person restricted from collecting as defined in Art. 24, Par. 3 of the Moneylending Act (Law No. 32 of 1983, as amended), or someone related to these persons.

Article 17	(Agreement Cancellation Penalties)

In the event that the Landlord cancels the Agreement due to a breach by the Tenant of the provisions under Art. 6, the Tenant must pay as a penalty to the Landlord an amount equivalent to 6 months’ of rent as indicated in Section (5) of the agreement summary, of the common area charges as indicated in Section (6) of the agreement summary, and of the totals for applicable consumption taxes. However, this does not preclude claims by the Landlord against the Tenant for damages.

Article 18	(Cancellation during the Lease Term)

1.	The Landlord or Tenant may, even during the lease term, terminate the Agreement by requesting termination in writing to the other Party, with the Landlord having the cancellation notice period indicated in Section (10), and the Tenant having that indicated in Section (11) of the agreement summary.

2.	After conclusion of the Agreement, the Tenant may immediately terminate the Agreement by paying the Landlord the rent, common area charges and applicable taxes corresponding to the cancellation period indicated in Section (11) of the agreement summary. However, in the event that the Tenant immediately terminates the Agreement before the start of the lease, in addition to the provisions of this paragraph, the Landlord’s claims against the Tenant for compensation of damages shall not be precluded.

Article 19	(Renewal upon Term Expiration)

1.	Unless the Landlord or Tenant communicates cancellation or refuses renewal in writing to the other Party at least 6 months prior to the expiration of the lease term, the day after the expiration of the lease agreement term, the renewal period indicated in Section (3) of the agreement summary shall be applied, and shall be applied subsequently in the same manner. In addition, the lease terms and conditions after renewal shall be stipulated in Art. 7.

2.	In the event that the preceding paragraph applies and the Agreement is subject to statutory renewal, the Tenant shall pay the Landlord the renewal fee and applicable consumption tax indicated in Section (4) of the agreement summary as a renewal fee.

Article 20	(Vacating and Restoring to Original Condition of the Leased Space)

1.	Regardless of the length of time that the leased space has been used, before the termination of the Agreement, the Tenant shall remove at its own risk and expense the fixtures, equipment, inside directory boards and personal property; shall remove at its own expense, if requested to do so by the Landlord, those articles owned by the Landlord that it installed at the Tenant’s request; shall perform those measures for restoring to original condition as stipulated in the attached “Rules Relating to Restoration to Original Condition”; and vacate the leased space for the Landlord (referred to below as the “restoration to original condition work”). However, in the event that the prior written approval of the Landlord is obtained, or the Landlord provides prior written instructions, the Tenant shall waive the right to keep equipment belong to the Tenant, and may vacate the leased space according to the Landlord’s consent or instructions. The Tenant shall order the restoration to original condition work from the Landlord, the Landlord’s appointee, or a party accepted by the Landlord, and shall pay any expenses necessary for this work. In the event that the Tenant has not performed the restoration to original condition work before the termination of the Agreement, the Landlord may optionally perform those removals and repairs. However, the Tenant shall pay for these expenses.

2.	In the event that the Tenant has not vacated the leased space in a condition that has fulfilled the restoration to original condition work by the termination of the Agreement, the Tenant must pay a penalty equivalent to two times the rent and common area charges for the period from the day after termination of the Agreement until complete vacation, any attributable expenses such as lighting, the associated consumption taxes and compensate the Landlord for damages incurred due to the delay in vacating. In this case, in the event that articles, telephones and the like are left behind, the Tenant will be deemed to have waived its ownership rights, or if the abandoned items belonged to third parties other than the Tenant, the Tenant will be deemed to have ensured waiver of ownership from these third parties, and the Landlord may dispose of them as it sees fit. In addition, the expenses necessary for the disposal of these items shall be paid by the Tenant, and the day on which the Landlord’s disposal has been fully completed shall be considered the day on which the leased space is vacated.

3.	When the Tenant has vacated the leased space, if there are articles, telephones and the like left behind, the Tenant will be deemed to have waived its ownership rights, or if the abandoned items belonged to third parties other than the Tenant, the Tenant will be deemed to have ensured waiver of ownership from these third parties, and the Landlord may dispose of them as it sees fit. In this situation, the expenses necessary for the disposal of these items shall be paid by the Tenant, and the day on which the Landlord’s disposal has been fully completed shall be considered the day on which the leased space is vacated.

4.	Upon vacating, regardless of the reason or pretext, the Tenant may claim reimbursement of beneficial or necessary expenses paid, the purchase of internal fixtures or equipment, transfer fees, or eviction fees, and may not claim leasing or business rights.

Article 21	(Agreement Extinction)

1.	In the event of the complete or partial destruction of the building, or if it becomes impossible to use the lease space, due to a natural disaster or other form of force majeure, the Agreement shall automatically terminate.

2.	In the case of the preceding paragraph, neither the Landlord or the Tenant shall bear any responsibility for damages incurred, and it is assumed that no monetary or other claims can be made regardless of the pretext.

Article 22	(Arrears Penalties)

In the event that the Tenant is late in the payment of its liabilities based on the Agreement, the Landlord may claim damages from the Tenant, calculated at a rate of 14.6% per annum against the amount in arrears (calculated per day).

Article 23	(Exemption from Liability)

1.	In the event that the Tenant incurs damages due to earthquake, flood and wind damage, fire, theft or other events not attributable to the Landlord, the Landlord is not liable for damage compensation.

2.	After the conclusion of the Agreement, the Tenant shall endure Tenant damages caused by partial or complete restriction of use of the common areas, building or leased space due to repair and remodeling work that the Landlord does for the maintenance and management of the Building, and may not claim monetary or in-kind compensation for damages from the Landlord.

Article 24	(Casualty Insurance Policies)

The Tenant shall take out policies at its own expense for fire, personal and property liability insurance on its own property within the leased space and relating to the Tenant’s business with details to the satisfaction of the Landlord, and shall maintain these polices for the term of the Agreement.

Article 25	(Environmental Matters)

During the lease term, the Tenant undertakes to comply with the following items.

(1)	With regard to the Building and Building grounds (which are referred to below as the “Grounds”, and together with the Building as the “Property”), the Tenant shall (i) not allow there to be regulated regulated or value impairment hazardous materials in excess of the standard values stipulated by the laws and regulations (including all laws and regulations relating to the environment; likewise below); (ii) not use for storage, manufacturing, processing or disposal restricted hazardous or value impairment hazardous materials in any part of the Property (except when storing and processing in compliance with the laws and regulations); (iii) not use services for the processing or disposal of industrial waste (except when disposing of legitimate and appropriate waste through a regular industrial waste disposal company); and shall utilize, in its objective and usage, aspects that comply with all laws and regulations that apply to the Tenant and the Property. “Restricted hazardous materials” are those materials whose use is restricted or prohibited for their properties under Japanese laws and regulations and specific hazardous materials defined in Soil Contamination Countermeasures Act; “value impairment hazardous materials” that comply with restrictions applicable in Japanese laws and regulations related to these materials, when owning, using, improving (including but not limited to building renovation, repair, reconstruction or demolition) or assigning the Property, or materials that can be reasonably expected to be under some restrictions or obligation and expense (including but not limited to asbestos, materials containing asbestos, PCBs (polychorlinated biphenyl) or materials and supplies containing PCBs (polychlorinated biphenyl), radioactive materials, dioxin, and oil contamination), or in order to avoid some responsibility that is borne under Japanese law or regulations. The term “industrial waste” is defined in Art. 2, Par. 1 of the law relating to the promotion developing specific facilities related to the processing of industrial waste.

(2)	The Tenant shall not pollute the Property be means of the specific hazardous materials based on the Soil Contamination Countermeasures Act (Law No. 53 of 2002, as amended).

Article 26	(Competent Court)

The Tokyo District Court shall be the exclusive court of first instance for any disputes relating to the Agreement.

Article 27	(Applicable Law)

The Agreement is governed by the laws of Japan.

Article 28	(Confidentiality)

Neither the Landlord or Tenant may disclose to third parties (although this excludes trustees, beneficiaries, beneficiary asset managers, those lending to or investing in beneficiaries, or those who are considering doing so) without legitimate reason, the information they have learned regarding the other Party or the details of the Agreement or terms entered into incidental with the Agreement.

Article 29	(Unspecified and Unresolved Items)

Items that have not been specified in the Agreement, or questions that arise with regard to interpretation of any clause, shall be resolved through good faith consultation by both Parties, based on the Civil Code, the Land Lease and House Lease Act, other related laws and regulations and real estate trade practices.

Two copies of the Agreement have been made, with the seals of the Landlord and Tenant affixed, as proof of its execution, with 1 copy retained by each Party.